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                                                                    EXHIBIT 99.3



                      [FORM OF EXCHANGE AGENCY AGREEMENT]


                             ______________, 1996


Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

Attention: Corporate Trust Operation

Ladies and Gentlemen:

     FIRST BANK SYSTEM, INC., a Delaware corporation, as Depositor ("FBS") and FBS CAPITAL I, a Delaware business trust (the "Trust") hereby appoint WILMINGTON TRUST COMPANY ("Wilmington Trust") to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by FBS and the Trust to exchange up to $300,000,000 aggregate Liquidation Amount of the Trust's 8.09% Capital Securities due November 15, 2026 (the "New Capital Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like aggregate Liquidation Amount of the Trust's outstanding 8.09% Capital Securities due November 15, 2026 (the "Old Capital Securities" and together with the New Capital Securities, the "Capital Securities"). The terms and conditions of the exchange offer are set forth in a Prospectus dated , 1996 (as the same may be amended or supplemented from time to time, the "Prospectus") and in the related Letter of Transmittal, which together constitute the "Exchange Offer." The registered holders of the Capital Securities are hereinafter referred to as the "Holders." Capitalized terms used herein and not defined shall have the respective meanings described thereto in the Prospectus.

     On the basis of the representations, warranties and agreements of FBS, the Trust and Wilmington Trust contained herein and subject to the terms and conditions hereof, the following sets forth the agreement between FBS, the Trust and Wilmington Trust as Exchange Agent for the Exchange Offer:

1.   APPOINTMENT AND DUTIES AS EXCHANGE AGENT.

     a. FBS and the Trust hereby authorize Wilmington Trust to act as Exchange Agent in connection with the Exchange Offer and Wilmington Trust agrees to act as Exchange Agent in connection with the Exchange Offer. As Exchange Agent, Wilmington Trust will perform those services as are outlined herein, including, but not limited to, accepting tenders of Old Capital Securities, and communicating generally regarding the Exchange Offer with brokers, dealers, commercial banks, trust companies and other persons, including Holders of the Old Capital Securities.

     b.   FBS and the Trust acknowledge and agree that Wilmington Trust has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity, Wilmington Trust shall perform such duties in good faith as are outlined herein.
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     c.   Wilmington Trust will examine each of the Letters of Transmittal and certificates for Old Capital Securities and any other documents delivered or mailed to Wilmington Trust by or for Holders of the Old Capital Securities, and any book-entry confirmations (as defined in the Prospectus) received by Wilmington Trust with respect to the Old Capital Securities, to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Capital Securities have otherwise been properly tendered, (iii) Old Capital Securities tendered in part are tendered in principal amounts of $100,000 (100 Capital Securities) and integral multiples of $1,000 in excess thereof and that if any Old Capital Securities are tendered for exchange in part, the untendered principal amount thereof is $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof, and (iv) Holders have provided their correct Tax Identification Number or required certification. Determination of all questions as to validity, form, eligibility and acceptance for exchange of any Old Capital Securities shall be made by FBS or the Trust, whose determination shall be final and binding. In each case where the Letters of Transmittal or any other documents have been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Old Capital Securities are not in proper form for transfer or some other irregularity in connection with the tender or acceptance of the Old Capital Securities exists, Wilmington Trust will endeavor upon request of FBS or the Trust to advise the tendering Holders of the irregularity and to take any other action as FBS or the Trust may request to cause such irregularity to be corrected. Notwithstanding the above, Wilmington Trust shall not be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

     d. With the approval of the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer or any Assistant Treasurer of FBS, (such approval, if given orally, to be confirmed in writing) or any other party designated by any such officer, Wilmington Trust is authorized to waive any irregularities in connection with any tender of Old Capital Securities pursuant to the Exchange Offer.

     e. Tenders of Old Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and Old Capital Securities shall be considered properly tendered only when tendered in accordance with such procedures set forth therein. Notwithstanding the provisions of this paragraph, Old Capital Securities which the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer, any Assistant Treasurer or any other designated officer of FBS, shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

     f. Wilmington Trust shall advise FBS and the Trust with respect to any Old Capital Securities received as soon as possible after 5:00 p.m., New York City time, on the Expiration Date and accept its instructions with respect to disposition of such Old Capital Securities.

     g. Wilmington Trust shall deliver certificates for Old Capital Securities tendered in part to the transfer agent for split-up and shall return any untendered Old Capital Securities or Old Capital Securities which have not been accepted by FBS and the Trust to the Holders promptly after the expiration or termination of the Exchange Offer.

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     h.   Upon acceptance by FBS and the Trust of any Old Capital Securities
duly tendered pursuant to the Exchange Offer (such acceptance if given orally, to be confirmed in writing), FBS and the Trust will cause New Capital Securities in exchange therefor to be issued as promptly as possible and Wilmington Trust will deliver such New Capital Securities on behalf of FBS and the Trust at the rate of $100,000 (100 Capital Securities) principal amount of New Capital Securities for each $100,000 principal amount of Old Capital Securities tendered as promptly as possible after acceptance by FBS and the Trust of the Old Capital Securities for exchange and notice (such notice if given orally, to be confirmed in writing) of such acceptance by FBS and the Trust. Unless otherwise instructed by FBS or the Trust, Wilmington Trust shall issue New Capital Securities only in denominations of $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof.

     i. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

     j. Notice of any decision by FBS and the Trust not to exchange any Old Capital Securities tendered shall be given by FBS or the Trust either orally (if given orally, to be confirmed in writing) or in a written notice to Wilmington Trust.

     k. If, pursuant to the Exchange Offer, FBS and the Trust do not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Certain Conditions to the Exchange Offer" or otherwise, Wilmington Trust shall, upon notice from the Company and the Trust (such notice if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer return such certificates for unaccepted Old Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in Wilmington Trust's possession, to the persons who deposited such certificates.

     l. Certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or New Capital Securities shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond obtained by Wilmington Trust protecting Wilmington Trust, FBS and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured by Wilmington Trust separately for the replacement value of each such certificate.

     m. Wilmington Trust is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

     n.   As Exchange Agent, Wilmington Trust:

          (i) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing;

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          (ii)   will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Old Capital Securities deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (iii) shall not be obligated to take any legal action hereunder which might in Wilmington Trust's reasonable judgment involve any expense or liability, unless Wilmington Trust shall have been furnished with indemnity satisfactory to it and additional fees for the taking of such action;

          (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to Wilmington Trust and reasonably believed by Wilmington Trust to be genuine and to have been signed by the proper party or parties;

          (v) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Wilmington Trust believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity;

          (vi) may rely on and shall be protected in acting upon written or oral instructions from the President, any Senior Vice President, any Executive Vice President, any Vice President, the Treasurer, any Assistant Treasurer or any other designated officer of FBS;

          (vii) may consult with its own counsel with respect to any questions relating to Wilmington Trust's duties and responsibilities and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by Wilmington Trust hereunder in good faith and in accordance with the advice of such counsel; and

          (viii) shall not advise any person tendering Old Capital Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Old Capital Securities or as to the market value, decline or appreciation in market value of any Old Capital Securities that may or may not occur as a result of the Exchange Offer or as to the market value of the New Capital Securities. Wilmington Trust shall take such action as may from time to time be requested by FBS or the Trust to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by FBS and the Trust, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer. FBS and the Trust will furnish you with copies of such documents at your request. Notwithstanding the foregoing, it is understood that FBS and the Trust will be primarily responsible for supplying copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery and responding to requests for confirmation.

     p. Wilmington Trust shall advise orally and promptly thereafter confirm in writing to FBS and the Trust and such other person or persons as FBS and the Trust may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, the aggregate principal

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amount of Old Capital Securities which have been tendered pursuant to the terms of the Exchange Offer and the items received by Wilmington Trust pursuant to the Exchange Offer and this Agreement. In addition, Wilmington Trust will also provide, and cooperate in making available to FBS and the Trust, or any such other person or persons upon request (such request if made orally, to be confirmed in writing) made from time to time, such other information in its possession as FBS and the Trust may reasonably request. Such cooperation shall include, without limitation, the granting by Wilmington Trust to FBS and the Trust, and such person or persons as FBS and the Trust may request, access to those persons on Wilmington Trust's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date FBS and the Trust shall have received adequate information in sufficient detail to enable FBS and the Trust to decide whether to extend the Exchange Offer. Wilmington Trust shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Capital Securities tendered, the aggregate principal amount of Old Capital Securities accepted and deliver said list to FBS and the Trust.

     q. Letters of Transmittal, book-entry confirmations and Notices of Guaranteed Delivery shall be stamped by Wilmington Trust as to the date and the time of receipt thereof and shall be preserved by Wilmington Trust for a period of time at least equal to the period of time Wilmington Trust preserves other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by Wilmington Trust to FBS and the Trust. Wilmington Trust shall dispose of unused Letters of Transmittal and other surplus materials by returning them to FBS or the Trust.

     r. Wilmington Trust hereby expressly waives any lien, encumbrance or right of set-off whatsoever that Wilmington Trust may have with respect to funds deposited with it for the payment of transfer taxes by reasons of amounts, if any, borrowed by FBS or the Trust, or any of its or their subsidiaries or affiliates pursuant to any loan or credit agreement with Wilmington Trust or for compensation owed to Wilmington Trust hereunder or for any other matter.

2.   COMPENSATION.

     $1,500 will be payable to Wilmington Trust in its capacity as Exchange Agent; provided, that Wilmington Trust reserves the right to receive reimbursement from FBS for any reasonable out-of-pocket expenses incurred as Exchange Agent in performing the services described herein.

3.   INDEMNIFICATION.

     a. The Company and the Trust hereby agree to protect, defend, indemnify and hold harmless Wilmington Trust against and from any and all costs, losses, liabilities, taxes, expenses (including reasonable counsel fees and disbursements) and claims imposed upon or asserted against Wilmington Trust on account of any action taken or omitted to be taken by Wilmington Trust in connection with its acceptance of or performance of its duties under this Agreement and the documents related thereto as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related thereto. This indemnification shall survive the release, discharge, termination, and/or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, neither FBS nor the Trust shall be liable for

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indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of Wilmington Trust's bad faith, gross negligence or willful misconduct. In no case shall FBS or the Trust be liable under this indemnification agreement with respect to any claim against Wilmington Trust until FBS and the Trust shall be notified by Wilmington Trust, by letter, of the written assertion of a claim against Wilmington Trust or of any other action commenced against Wilmington Trust, promptly after Wilmington Trust shall have received any such written assertion or shall have been served with a summons in connection therewith, provided, that, Wilmington Trust's failure to give such notice shall not excuse FBS or the Trust from its obligations hereunder. FBS and the Trust shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if FBS and the Trust so elect, FBS or the Trust may assume the defense of any pending or threatened action against Wilmington Trust in respect of which indemnification may be sought hereunder with counsel reasonably acceptable to Wilmington Trust, in which case FBS or the Trust, as applicable, shall not thereafter be responsible for the fees and disbursements of legal counsel for Wilmington Trust under this paragraph; provided that FBS and the Trust shall not be entitled to assume the defense of any such action if the named parties to such action include the Company or the Trust and Wilmington Trust and representation of the parties by the same legal counsel would, in the written opinion of counsel for Wilmington Trust, be inappropriate due to actual or potential conflicting interests between them. It is understood that neither FBS nor the Trust shall be liable under this paragraph for the fees and disbursements of more than one legal counsel for Wilmington Trust. In the event that FBS or the Trust shall assume the defense of any such suit with counsel reasonably acceptable to Wilmington Trust, FBS or the Trust, as applicable, shall not therewith be liable for the fees and expenses of any counsel retained by Wilmington Trust.

     b. Wilmington Trust agrees that, without the prior written consent of the Company and the Trust (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not Wilmington Trust, FBS or the Trust or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of FBS or the Trust and its directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

     c. FBS agrees to indemnify and hold harmless the Trust from and against any and all losses, claims, damages and liabilities whatsoever, as due from the Trust under this Section.

4.   TAX INFORMATION.

     a. FBS and the Trust shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. FBS and the Trust understand that they are required, in certain instances, to deduct 31% with respect to interest paid on the New Capital Securities and proceeds from the sale, exchange, redemption or retirement of the New Capital Securities from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service. Wilmington Trust shall notify FBS and the Trust of any Holder who has failed to supply such Taxpayer Identification Number or certification.

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5.   GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

6. NOTICES. Any communication or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

     If to FBS:

                  First Bank System
                  First Bank Place
                  601 Second Avenue South
                  Minneapolis, Minnesota  55402-4302
                  Telecopier No.:  (612) 973-0965

                  Attention:  Treasurer

     If to the Trust:

                  c/o First Bank System, Inc.
                  First Bank Place
                  601 Second Avenue South
                  Minneapolis, Minnesota  55402-4302
                  Telecopier No.:  (612) 973-0965

                  Attention:  Treasurer

     With a copy to:

                  Dorsey & Whitney LLP
                  Pillsbury Center South
                  220 South Sixth Street
                  Minneapolis, Minnesota 55402
                  Telecopier No.:  (612) 340-8738

                  Attention:  Charles F. Sawyer, Esq.

     If to Wilmington Trust Company:

                  Corporate Trust Operation
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, Delaware  19890-0001
                  Telecopier No.:  (302) 651-1079

                  Attention:  Jill Rylee

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     With a copy to:

                  Richards Layton & Finger, P.A.
                  One Rodney Square
                  P.O. Box 551
                  Wilmington, Delaware  19801-0001
                  Telecopier No.:  (302) 658-6548

                  Attention:  Eric Mazie, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder of Old Capital Securities or New Capital Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8. COUNTERPARTS; SEVERABILITY. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, and all of such counterparts shall together constitute one and the same agreement. If any term or other provision of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

9. CAPTIONS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

11. TERMINATION. This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by Wilmington Trust from FBS and the Trust stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto.

12.  MISCELLANEOUS.

     a. Wilmington Trust hereby acknowledges receipt of the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledges that it has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the

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Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended or supplemented from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities and indemnification of Wilmington Trust as Exchange Agent which shall be controlled by this Agreement.

     Kindly indicate your willingness to act as Exchange Agent and Wilmington Trust's acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to FBS a copy of this Agreement so signed, whereupon this Agreement and Wilmington Trust's acceptance shall constitute a binding agreement between Wilmington Trust, FBS and the Trust.


                                    Very truly yours,

                                    FIRST BANK SYSTEM, INC.



                                    By:
                                        -------------------------------------

                                    Name:
                                          -----------------------------------

                                    Title:
                                           ----------------------------------

Accepted and agreed to as of
the date first written above:
                                    FBS CAPITAL I
WILMINGTON TRUST COMPANY            By: First Bank System, Inc., as Depositor



By:                                 By:
    -----------------------------       -------------------------------------

Name:                               Name:
      ---------------------------         -----------------------------------

Title:                              Title:
       --------------------------          ----------------------------------


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